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Exhibit 2.1
                            REAL ESTATE EXCHANGE AGREEMENT


     This Real Estate Exchange Agreement ("Floyd Exchange Agreement" or "Agreement") is made and entered into as of the 23rd day of November, 1999, by and between Middle Bay Oil Company, Inc., an Alabama Corporation ("Middle Bay"), and Floyd Oil Company, a Texas Corporation ("FOC"), (Middle Bay and FOC are sometimes collectively referred to as "Parties") with respect to the following:

     WHEREAS, FOC has been in the business of acquiring oil and gas properties on its own behalf and on behalf of various investors ("Investors") since 1986 and since that time FOC has formed five real estate acquisition programs and certain incremental programs which have acquired oil and gas real estate interests ("Floyd Programs"); and

     WHEREAS, the Floyd Programs contain perpetual real estate mineral interests which are held in a variety of forms including working interests in oil and gas properties, mineral interests held through partnerships, real estate interests held through perpetual overriding royalty interests which burden working interests held by FOC, and royalty and overriding royalty interests; and

     WHEREAS, Middle Bay has approached FOC as to the possibility of acquiring all of the mineral properties managed by FOC under the Floyd Programs and FOC has provided Middle Bay with the names of the Investors; and

     WHEREAS, FOC has advised Middle Bay that the Floyd Programs own interests in three properties which have been managed by FOC known as the Anadarko Royalty, the Quinoco Royalty and the Sacatosa Royalty ("Royalty Properties"); and

     WHEREAS, FOC has advised Middle Bay that if Middle Bay were able to acquire all of the beneficial mineral interests owned by the Investors in the Floyd Programs (other than those mineral interests owned by FOC), FOC would be willing to exchange the Minerals it owns in the Floyd Programs (but not including the interest FOC owns in the Royalty Properties) for the interest in the Royalty Properties acquired by Middle Bay from the Investors so that after the exchange FOC will own all of the interests in the Royalty Properties; and

     WHEREAS, Middle Bay is obtaining commitments to purchase all of the Minerals and beneficial interests in Minerals held by Investors and is willing to exchange the interests it acquires in the Royalty Properties and related land records (herein the interests acquired by Middle Bay in the Royalty Properties will be sometimes referred to as the "Royalty Interests") with FOC for the Minerals owned

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by FOC in the Floyd Programs (other than the interests owned by FOC in the
Royalty Properties) in transactions qualifying for nonrecognition of gain or loss under Internal Revenue Code 1986 (as amended "Code") Section 1031 and the Regulations published thereunder;

     NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

                                     DEFINITIONS:

     "ACQUIRED FLOYD PROGRAM ASSETS" means all right, title, and interest in and to all of the Minerals (except for the interest owned in the Royalty Properties) owned by FOC as of the Closing Date, consisting of all of its (a) real property mineral interests, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto, land records and data (except for the land records and other records pertaining to the Royalty Properties), (b) leases, subleases, and rights thereunder; and (c) all oil and gas properties and hydrocarbons (except for the interest in the Royalty Properties) owned by FOC and connected with the Floyd Programs.

     "AFFILIATE" means with respect to FOC, Floyd Operating Company, Floyd Equity IV Corporation, Floyd IV Corporation and Alexander G. Floyd. With respect to Middle Bay, Affiliate has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "ASSUMED LIABILITIES" means all Liabilities and obligations of FOC or its Affiliates connected with or incurred in connection with the Acquired Floyd Program Assets or Other Assets including obligations incurred under contracts, leases, licenses, and other arrangements connected with the Acquired Floyd Program Assets or Other Assets either (i) to furnish goods, services, and other non-cash benefits to another party either before or after the Closing or (ii) to pay for goods, services, and other non-cash benefits that another party furnishes either before or after the Closing.

     "CLOSING DATE" has the meaning set forth in Section 2.1 below.

     "EFFECTIVE DATE" means January 1, 1999.

     "GOOD TITLE" means the title to the property shall be acceptable to a prudent and careful purchaser of oil and gas properties, giving consideration to the nature of the properties being purchased in the particular transaction and the nature of the transaction.

     "INTELLECTUAL PROPERTY" means those items related to the Acquired Floyd

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Program Assets consisting of:  (a) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (b) all geophysical data, seismic data, trade secrets and confidential business information, (c) computer software (including data and related documentation),
(d) copies and tangible embodiments thereof (in whatever form or medium) other than any Intellectual Property associated with or connected with the name Floyd Oil Company or Alexander G. Floyd.

     "KNOWLEDGE" with respect to any party means actual knowledge of the officer making such representation which presumes reasonable investigation by such officer prior to making such representation.

     "LIABILITY" means any liability whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes.

     "MINERALS" means an interest in oil and gas leases, permits, contracts, licenses, other agreements and interests derived therefrom including without limitation working, overriding royalty, net profits interests or other interest or right in and to oil, gas and other minerals including those derived from pooling or unitization of property, fee minerals, royalty or any other interests in oil, gas and other minerals whether similar or dissimilar.

     "OTHER ASSETS" means those assets owned by FOC (other than the Acquired Floyd Program Assets and Royalty Properties) including: (a) tangible personal property and fixtures used or obtained in connection with such assets and easements and rights of way connected with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom including but not limited to wells, tanks, lease equipment, salt water dispersal systems, water flood facilities, gathering systems, compressor facilities, electric service systems and other equipment; (b) the rights and obligations existing under the contracts and agreements that benefit or burden the Acquired Floyd Program Assets including but not limited to operating agreements, tax partnership agreements, unitization agreements, pooling agreements, declarations of pooling or unification, farmout agreements, assignments, gas sale contracts and gas processing agreements; (c) the oil, gas, casinghead gas, condensate, distillate and other liquid hydrocarbons produced from the Acquired Floyd Program Assets, products manufactured and refined therefrom and the accounts and proceeds from the sale thereof and claims for the payment thereby to the extent accrued after the Closing; and (d) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (e) agreements, contracts, office leases in Texas, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, oil and gas purchase

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agreements and rights thereunder, (f) accounts, notes, and other receivables relating to the Acquired Floyd Program Assets, (g) claims, including claims for nonpayment of royalties, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes),
(h) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (i) the stock of Floyd Operating Company (j) limited partnership interest in Llaves Gavilan, Ltd., and (k) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, studies, reports, and other printed or written materials; PROVIDED, HOWEVER, that the Other Assets shall not include (i) the Floyd Oil Company name, the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of FOC as a corporation; (ii) the assets listed on Exhibit "A" hereto; and (iii) any of the rights of FOC under this Agreement (or under any side agreement between FOC on the one hand and Middle Bay on the other hand entered into on or after the date of this Agreement).

     "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, OTHER THAN (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

     "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                                      ARTICLE I
                            EXCHANGE & OTHER CONSIDERATION

     1.1 PRELIMINARY TRANSACTIONS. After acquisition of the interests held by Investors, Middle Bay and FOC agree to liquidate the partnerships shown in Exhibit "B" so that Middle Bay will obtain title to all of the Royalty Interests and as of the Closing Date Middle Bay will own the Royalty Interests outright as real estate Minerals.

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      1.2 EXCHANGE.  At the Closing, FOC will exchange the Minerals it owns in the Floyd Programs (described in the conveyance attached as Exhibit "C"), and any other interests it may own in the Floyd Programs (except for its interest in the Royalty Properties), with Middle Bay in exchange for the Royalty Interests (described in the conveyance attached as Exhibit "D"). It is the intent of the Parties hereto that, such exchange will be structured so the exchange of the Acquired Floyd Program Assets for the Royalty Interests will qualify for nonrecognition treatment under the provisions of Section 1031 of the Code and the parties hereto will reasonably cooperate in executing such documents and consistent with the provisions of this Agreement take such actions as are necessary or appropriate to qualify such exchange under Section 1031 of the Code.

     1.3  CONSIDERATION FOR OTHER ASSETS AND ADDITIONAL CONSIDERATION.

     (a) At the Closing Middle Bay will assume the Assumed Liabilities and pay FOC $85,000 for the Other Assets. (b) Middle Bay shall also pay, as Additional Consideration for the Acquired Floyd Program Assets an amount equal to the income or revenue from the Royalty Properties from the Effective Date through the Closing, less the amounts previously distributed to FOC from the income or revenues earned from the interests owned by FOC in the Floyd Programs from the Effective Date through the Closing less the amount paid for the Other Assets. Such amount shall be computed and paid as of the Closing Date and adjusted as provided in Paragraph VI(b). A draft of the Closing Statement which has been estimated as of the date of this Agreement is attached as Exhibit "E".

     (c) Middle Bay will pay FOC $90,000 at Closing to compensate FOC for expenditures it will incur in connection with the Closing in excess of those assumed by Middle Bay hereunder.

                                     ARTICLE II
                                      CLOSING

     2.1 CLOSING. The Closing of the exchange contemplated herein shall be held in the offices of the Escrow Agent, Porter & Hedges, L.L.P., 700 Louisiana, Suite 3500, Houston, Texas 77002-2764 on or before November 30, 1999 ("Closing Date") or at such other time and at such other location as the parties hereto shall agree in writing.

     2.2 DELIVERIES AT CLOSING. At the Closing, (i) FOC will deliver to Middle Bay the various certificates, instruments, and documents referred to in Paragraph VI(a) below; (ii) Middle Bay will deliver to FOC the various certificates, instruments, and documents referred to in Paragraph VI (b) below;
(iii) Middle Bay and FOC will execute, acknowledge (if appropriate), and deliver to the other: assignments (including real property and lease transfer documents, division orders, letters in lieu and any other instruments reasonably requested by the other).

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     2.3  DELIVERIES FOLLOWING CLOSING.  Middle Bay agrees to promptly remit and deliver to FOC any payments Middle Bay receives which are derived from the Royalty Properties whether such payment is derived from production which occurred before or after the Effective Date. FOC agrees to promptly remit and deliver to Middle Bay any payments FOC receives which are derived from the Minerals (other than Royalty Properties) whether such payment is derived from production which occurred before or after the Effective Date.

                                    ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF MIDDLE BAY

     3.1 REPRESENTATIONS AND WARRANTIES OF MIDDLE BAY. Middle Bay represents and warrants to FOC that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article
III), except as set forth in Middle Bay's disclosure schedule accompanying this Agreement (which may be amended up to the date of Closing) and initialed by the Parties.

     (a) ORGANIZATION OF MIDDLE BAY. Middle Bay is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is qualified to do business in each state where the operation of its business or the ownership of its assets requires such qualification.

     (b) AUTHORIZATION OF TRANSACTION. Middle Bay has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Middle Bay has duly authorized the execution, delivery, and performance of this Agreement by Middle Bay. This Agreement constitutes the valid and legally binding obligation of Middle Bay, enforceable in accordance with its terms and conditions.

     (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Middle Bay or any of its Affiliates is subject or any provision of the charter or bylaws of Middle Bay or its Affiliates or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Middle Bay or its Affiliates is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Neither Middle Bay nor any of its Affiliates needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article
II above).

     (d) BROKERS' FEES. Middle Bay has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which FOC could become liable or obligated. Any obligation Middle Bay has to pay any amounts to Premier Capital, Limited shall be assumed by and paid by Middle Bay.

     (e) TITLE TO ASSETS. On the Closing Date Middle Bay will own Good Title to the Royalty Interests, free and clear of all Security Interests. Middle Bay has the power to convey Good Title to the Royalty Interests to FOC, free and clear of any Security Interest, encumbrance or restriction on transfer.

     (f) REAL PROPERTY.   With respect to the Royalty Interests, to the best
Knowledge of Middle Bay:

               (A) Middle Bay has acquired and has Good Title to the Royalty Interests, free and clear of any Security Interest, easement, covenant, production sales commitments (other than has been disclosed to FOC) or other restriction, except for Taxes or charges not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use of the property;

               (B) there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the Royalty Interests or other matters affecting the current use, or value thereof;

               (C) the legal description for the Royalty Interests contained in Exhibit "C" and the deed conveying such Royalty Interests to FOC describes such parcel fully and adequately; and

               (D) all operations on the Royalty Interests have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations.

     (g) ENVIRONMENT, HEALTH, AND SAFETY. With respect to the Royalty Interests being conveyed hereunder, to the best Knowledge of Middle Bay, Middle Bay and its Affiliates have complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

                                     ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF FOC

     4.1 REPRESENTATIONS AND WARRANTIES OF FOC. FOC represents and warrants to Middle Bay that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV) except as set forth in FOC's disclosure schedule accompanying this Agreement (which may be amended up to the date of Closing) and initialed by the Parties.

      (a) ORGANIZATION OF FOC. FOC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and is qualified to do business in each state where the operation of its business or the ownership of its assets requires such qualification.

     (b) AUTHORIZATION OF TRANSACTION. FOC has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The board of directors of FOC has duly authorized the execution, delivery and performance of this Agreement by FOC. This Agreement constitutes the valid and legally binding obligation of FOC, enforceable in accordance with its terms and conditions.

     (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which FOC is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which FOC is a party or by which it is bound or to which any of its assets is subject. FOC does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article II above).

     (d) BROKERS' FEES. FOC has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Middle Bay could become liable or obligated.

     (e) TITLE TO ASSETS. FOC acquired Good Title to the Minerals being conveyed to Middle Bay hereunder which are described in Exhibit "C" attached hereto.

     (f) REAL PROPERTY.  With respect to such Minerals, to the best Knowledge of
FOC:

               (A) On the Closing Date FOC will own Good Title to such Minerals free and clear of any Security Interest, easement, covenant, production sales commitment or other restriction, except for Taxes or charges not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use of the property;

               (B) there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to such Minerals or other matters materially affecting the current use, or value thereof;

               (C) the legal description for such Minerals contained in Exhibit "D" and the Conveyance transferring such Minerals to Middle Bay describes such Minerals fully and adequately; and

               (D) all material operations on such Minerals have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations.

     (g) ENVIRONMENTAL HEALTH AND SAFETY. To the best Knowledge of FOC and its Affiliates with respect to the Minerals being conveyed by FOC hereunder, FOC and its Affiliates have complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of FOC and its Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

     (h) DISCLAIMER OF IMPLIED WARRANTIES OF FITNESS OF OTHER ASSETS. FOC MAKES NO WARRANTY AS TO THE FITNESS FOR A PARTICULAR PURPOSE OF ANY OF THE PERSONAL PROPERTY OR FIXTURES BEING CONVEYED HEREUNDER. SUCH PROPERTY IS BEING CONVEYED "AS IS" AND "WHERE IS" WITH NO EXPRESS OR IMPLIED WARRANTIES FOR FITNESS OR MERCHANTABILITY.

     (i) DISCLAIMER OF WARRANTIES AS TO RESERVES OR PRODUCTION RATES. FOC makes no representation or warranty as to the reserves contained in the Floyd Programs or rates of production from such Acquired Floyd Program Assets.

                                      ARTICLE V
                                      COVENANTS

     5.1 PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing and, if applicable, following Closing:

     (a) GENERAL. Each of the Parties will use its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement including satisfaction, but not waiver, of the closing conditions set forth in Article VII below.

     (b) NOTICES, CONSENTS AND FILINGS. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Paragraph III(c) and Paragraph IV(c) above. Middle Bay will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain an early termination of any applicable waiting period, and will make any further filings pursuant thereto and any filings of conveyance documents that may be necessary in connection therewith. Middle Bay, at its own expense, will record all conveyancing documents referenced herein and deliver copies of the recorded conveyancing documents transferring the Royalty Interests.

     (c) OPERATION OF BUSINESS. FOC will not (and will not cause or permit any of its Affiliates to) engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. FOC will not declare, set aside or make any distributions to its shareholders of the Acquired Floyd Program Assets or Other Assets.

     (d) PRESERVATION OF BUSINESS. FOC will keep (and will cause each of its Affiliates to keep) its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     (e) FULL ACCESS. FOC will permit (and will cause each of its Affiliates to permit) representatives of Middle Bay to have access during normal business hours, and in a manner so as not to interfere with the normal business operations of FOC and its Affiliates to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to FOC and its Affiliates.

     (f) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Article III and Article IV above.

     (g) EXCLUSIVITY. FOC will not (and FOC will not cause or permit any of its Affiliates to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the stock of FOC, the Acquired Floyd Program Assets or the Other Assets (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. FOC will notify Middle Bay if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     (h) EMPLOYMENT AND SEVERANCE AGREEMENTS. Middle Bay shall have offered employment in Houston to all current Houston based employees of FOC (other than Alex Floyd) on terms relating to base salary no less favorable than their current employment terms. In the event any FOC employee (who has been employed by FOC for at least five years as of the Closing Date) is terminated by Middle Bay without cause during the first twelve months of employment by Middle Bay, such employee shall be paid for the balance of the twelve month period. Any FOC employee (who had not been employed by FOC for at least five years as of the Closing Date) who is terminated by Middle Bay without cause during the first six months shall be paid for the balance of the six month period.

     (i) TRANSITION ITEMS. Middle Bay shall provide assistance and employ such consultants as necessary to assist FOC with filing required tax returns for 1999 (federal and state income and franchise tax returns) for the Floyd Programs, FOC, Floyd Employees Trust and Alexander G. Floyd and to assist FOC and its affiliates and Middle Bay in insuring that payments for Minerals comprising the Acquired Floyd Program Assets and the Royalty Interests are made to the proper owners following Closing.

                                      ARTICLE VI
                                CONDITIONS TO CLOSING

     (a) CONDITIONS TO OBLIGATION OF MIDDLE BAY. The obligation of Middle Bay to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties of FOC set forth in Article IV above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) FOC shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (C) affect adversely the right of Middle Bay to own the Acquired Floyd Program Assets or Other Assets;

          (iv) FOC shall have delivered to Middle Bay a certificate to the effect that each of the conditions specified above in Paragraph VI(a)(i)-(iii) is satisfied in all respects;

          (v) all applicable waiting periods, if any, under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and FOC and Middle Bay shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Articles III and IV;

          (vi) Middle Bay shall have received from counsel to FOC, dated as of the Closing Date, an opinion in form and substance as to the existence and good standing of FOC and as to the enforceability of this Agreement on FOC;

          (vii) all actions to be taken by FOC in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Middle Bay;

          (viii) Middle Bay shall have completed its due diligence, the results of which will be satisfactory to Middle Bay in its sole discretion; and

          (ix) Alex Floyd shall have executed a stock power to Middle Bay transferring all issued and outstanding shares of Floyd Operating Company to Middle Bay.

The Buyer may waive any condition specified in this Paragraph VI(a) if it executes a writing so stating at or prior to the Closing.

     (b) CONDITIONS TO OBLIGATION OF FOC. The obligation of FOC to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties of Middle Bay set forth in Article

     III above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) Middle Bay shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) Middle Bay shall have acquired 100% of the beneficial interests in the Floyd Programs from the Investors (other than FOC) and shall have obtained 100% of the Royalty Interests. Middle Bay shall have completed the liquidation of any entity holding the Royalty Interests and shall own Good Title in such Royalty Interest;

          (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
     (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (C) affect adversely the right of FOC to own the Royalty Properties;

          (v) Middle Bay shall have delivered a release and indemnity agreement, in form and substance satisfactory to FOC and its counsel, holding FOC, its officers, directors and shareholders harmless from any liability or cause of action relating to the Assumed Liabilities or which occurred in connection with, or because of the ownership of the Acquired Floyd Program Assets, the Other Assets or the Floyd Programs prior to the Closing ("Released Claims"). The agreement will indemnify the released parties for any expense, charge or cost incurred by any of them for Released Claims;

          (vi) Middle Bay shall have provided FOC with evidence of its compliance with the provisions of Paragraph V(h);

          (vii) Middle Bay and FOC will have approved a method to provide that the amounts due to Middle Bay from the receipts of production from the Acquired Floyd Program Assets which have occurred since the September 1999 distribution to the Investors plus any suspended revenues or unexpended amounts withheld by FOC from the September 1999 distribution, except for agreed upon amounts for future contingencies, are computed and paid to Middle Bay at Closing in accordance with the statement prepared as of the date of Closing attached as Exhibit "E";

          (viii) Middle Bay and FOC shall have approved a method to provide that any adjustments to the amounts due FOC as Additional Consideration are paid to FOC within sixty (60) days of Closing;

          (ix) Middle Bay shall have delivered to FOC a certificate to the effect that each of the conditions specified above in paragraph VI(b)(i)-(viii) is satisfied in all respects;

          (x) FOC shall have received from counsel to Middle Bay an opinion in form and substance as to the existence, good standing and enforceability of this Agreement upon Middle Bay dated as of the Closing Date;

          (xi) FOC shall have received from its counsel a tax opinion as to the applicability of Section 1031 of the Internal Revenue Code to this transaction in form and substance satisfactory to FOC; and

          (xii) all actions to be taken by Middle Bay in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, conveyances, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to FOC.

FOC may waive any condition specified in this Paragraph VI(b) if it executes a writing so stating at or prior to the Closing.

                                   VII TERMINATION

     (a) TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

          (i) Middle Bay and FOC may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) Middle Bay may terminate this Agreement by giving written notice to FOC on or before Closing, if Middle Bay is not reasonably satisfied with the results of its continuing business, legal, and accounting due diligence regarding FOC, the Floyd Programs or its Affiliates;

          (iii) Middle Bay may terminate this Agreement by giving written notice to FOC at any time prior to the Closing (A) in the event FOC has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Middle Bay has notified FOC of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before November 30, 1999, by reason of the failure of any condition precedent under Paragraph VI(a) hereof (unless the failure results primarily from Middle Bay itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (iv) FOC may terminate this Agreement by giving written notice to

     Middle Bay at any time prior to the Closing (A) in the event Middle Bay has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, FOC has notified Middle Bay of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before November 30, 1999, by reason of the failure of any condition precedent under Paragraph VI(b) hereof (unless the failure results primarily from FOC itself breaching any representation, warranty, or covenant contained in this Agreement).

     (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Paragraph VII(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach) provided, however, upon termination of this Agreement Middle Bay shall pay the expenses stated in Paragraph VIII (l).

                                     ARTICLE VIII
                                    MISCELLANEOUS

     (a) TERMINATION OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Parties contained in this Agreement shall not survive the Closing hereunder.

     (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

     (c) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     (d) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (e) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; PROVIDED, HOWEVER, that Middle Bay may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Middle Bay nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (h) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     IF TO FOC:                    COPY TO:

     Floyd Oil Company             Edward E. Hartline
     Attn:  Alexander G. Floyd     Brown McCarroll & Oaks Hartline
     St. Mary's Place              1300 Wortham Tower
     879-B Washington Street       2727 Allen Parkway
     Raleigh, North Carolina 27605 Houston, Texas 77019-2100


     IF TO MIDDLE BAY:             COPY TO:

     Middle Bay Oil Company, Inc.  David S. Elkouri
     Attn:  Floyd C. Wilson        Hinkel Elkouri Law Firm, L.L.C.
     5910 North Central Expressway 2000 Epic Center
     Suite 1150                    301 North Main Street
     Dallas, Texas 75206           Wichita, Kansas 67202-4820

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Texas.

     (j) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Middle Bay and FOC. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (l) EXPENSES. All of the reasonable expenses of FOC related to this Agreement and the transactions contemplated hereby will be paid by Middle Bay at Closing or in the event the Closing does not occur such expenses shall be paid by December 1, 1999. In addition, if Closing does occur, Middle Bay will assist FOC in preparing the 1999 tax returns of FOC, Floyd Employees Trust, Floyd IV Corporation, Floyd Equity IV Corporation, Floyd Canyon, Inc. and Alexander G. Floyd, the final tax returns for the partnerships in the Floyd Programs and final reports to the investors in the Floyd Programs and either pay for or reimburse FOC for the reasonable costs incurred in preparing such tax returns and reports. Middle Bay shall be responsible for its own costs and expenses.

     (m) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     (n) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (o) SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Houston, Texas, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.

     (p) USAGE OF NAME. Middle Bay agrees not to use the names "Floyd Oil Company" or "Floyd" in its business activities and to expeditiously remove the names "Floyd Oil Company" or "Floyd" from any Acquired Floyd Program Assets or Other Assets.


                THE BALANCE OF THIS PAGE WAS INTENTIONALLY LEFT BLANK.

     EXECUTED EFFECTIVE, the date herein first above written.


                         Middle Bay Oil Company, Inc.



                         By  /s/ Floyd C. Wilson
                             Floyd C. Wilson, President



                         Floyd Oil Company



                         By /s/ Alexander G. Floyd
                            Alexander G. Floyd, President

                                      EXHIBIT A

                                ASSETS RETAINED BY FOC


     All real estate owned by FOC in North Carolina.

     All personal property located in the FOC office at St. Mary's Place, 879-B Washington Street, Raleigh, North Carolina.

     All land and other records pertaining to the Royalty Properties.*

     All financial and income tax records (federal and state) pertaining to FOC.*

     All Interest in Royalty Properties owned by FOC.

     All cash on hand of FOC not conveyed in accordance with the terms of this Agreement.



*Any records which are the property of FOC which remain in Middle Bay offices following the Closing will be maintained by Middle Bay for four years following Closing. Prior to destroying any of FOC's records, Middle Bay will give FOC notice of such intention and at least sixty (60) days to claim such records.

                                      EXHIBIT B

                            PARTNERSHIPS TO BE LIQUIDATED



                               Cheyenne Partners, Ltd.

                              Cheyenne Partners II, Ltd.

                          Cheyenne Partners III - TNE, Ltd.

                           Cheyenne Partners III - MM, Ltd.

                              Cheyenne Partners IV, Ltd.

                              Cheyenne Partners V, Ltd.

                         Floyd Equity Partners Program, Ltd.

                        Floyd Equity Partners Program II, Ltd.

                       Floyd Equity Partners Program III, Ltd.

                         Floyd Equity Partners III-TNE, Ltd.

                        Floyd Equity Partners Program IV, Ltd.

                            Floyd Equity Partners V, Ltd.

                               CCHub Partnership, Ltd.

                             Floyd Canada Ojitos Partners

                                      EXHIBIT C

CONVEYANCE AND DESCRIPTION OF MINERALS OWNED BY FOC BEING CONVEYED TO MIDDLE BAY

                                      EXHIBIT D

     CONVEYANCE AND DESCRIPTION OF ROYALTY INTERESTS BEING CONVEYED TO FOC BY MIDDLE BAY

                                    EXHIBIT "E"

                  FLOYD OIL COMPANY / MIDDLE BAY OIL COMPANY, INC.
                             DRAFT OF CLOSING STATEMENT
                          EFFECTIVE DATE: JANUARY 1, 1999
                          CLOSING DATE: NOVEMBER 23, 1999


AMOUNTS DUE TO FLOYD OIL COMPANY

     Consideration For Other Assets (Paragraph 1.3(a))                                  $     85,000

     Additional Consideration For Acquired Floyd Program Assets (Paragraph 1.3(b))

        1999 Net Operating Income From Royalty Properties Through
            August 1999 Cash Receipts                                   1,179,585
        FOC's Share of NOI from Interests Under Cheyenne Programs        (424,829)

            Net Operating Income Due To Floyd Oil Company                 754,756

        Development Costs Incurred By FOC Through August 1999              79,664

        G & A costs Incurred By FOC Through August 1999                    26,020

        Less Amount Per Exchange Agreement                                (85,000)
                                                                        ---------
                                                                                             775,440

     Consideration For Expenditures To Be Incurred (Paragraph 1.3(c))                         90,000
                                                                                         -----------
                                                                                             950,440
                                                                                         -----------
AMOUNTS DUE FROM FLOYD OIL COMPANY

     Net Cash Flow From Non-Royalty Properties For Sept & Oct 1999

        New Operating Income ($2,206,893 and $2,641,288)                4,848,181
        Development Costs ($589,878 and $564,647)                      (1,154,525)
        Tax Adjustments                                                  (218,126)
                                                                        ---------
                                                                                           3,475,530

     G & A Expense Estimates Withheld From Sept 1999 Distribution                            555,816
                                                                                         -----------
                                                                                           4,031,346
                                                                                         -----------

NET DUE TO (FROM) FLOYD OIL COMPANY AT CLOSING                                           $(3,080,905)
                                                                                         -----------
                                                                                         -----------


                          DISCLOSURE SCHEDULE BY MIDDLE BAY

NONE

                                DISCLOSURE SCHEDULE
                                 FLOYD OIL COMPANY

LITIGATION AND POTENTIAL LEGAL CLAIMS

EAST ROANOKE FIELD, JEFFERSON DAVIS PARISH, LOUISIANA

Floyd Oil Company, et al vs. James M. Wessel, et al, Docket No. C-731-95, District Court of Jefferson Davis Parish,Louisiana. Floyd, et al is the Plaintiff in a quiet title action to the drillsite tract for the Brieske #1 well (HBY RA SUB). We also filed damage claims against Wessel for breach of faith, tortuous interference and bad faith dealings. We have entered into an agreement with Wessel to settle this litigation which would result in a $10,000 payment to him.

RACELAND FIELD, LAFOURCHE PARISH, LOUISIANA

4C's Inc., et al vs. Floyd Oil Company, et al, Docket No. 84623, 17th Judicial Court, Lafourche Parish, Louisiana. The surface owner has claimed we do not have ingress and egress to the Sabine #2 & 4 wells and Floyd, as well as the prior owner Torch, and the pumpers have been trespassing on and damaging the land.

SLEEPING HOLLOW FIELD, RED WILLOW COUNTY, NEBRASKA

We are seeking the removal of the Operator, Central Operating Inc., of the Reagan and Lansing Units. We have retained Mr. Brian Tooley of Welborn Sullivan Meck & Tooley to represent us.

FULLERTON FIELD, ANDREWS COUNTY, TEXAS

Floyd, et al owns 100% working interest in the University 10 & 11 leases in Sections 10 & 11, Block 13, University Lands Survey, Andrews County, Texas. These leases are subject to a 10.9375% overriding royalty on "primary production" which escalates to a 21.875% overriding royalty if "secondary recovery" operations are initiated. Gulf originally reserved said ORRI which vested in Chevron and was sold to ICA Energy, Inc., effective June 1, 1999. ICA has claimed that secondary recovery operations have occurred on the offsetting Exxon Clearfork Unit which have caused escalation of the ORRI burdening our lease. We deny this allegation but have been negotiating with ICA for them to exchange their ORRI for a working interest so we can work towards jointly developing this property. We have verbally agreed to terms with ICA to settle the ownership issue and jointly develop the property. However, we have now received a letter from Chevron also claiming escalation of the ORRI and requesting an accounting be made of royalty owed Chevron as a result of secondary operations by Exxon on the adjacent lease. Chevron estimates that it is owed approximately $284,238.41 plus interest. Our deal with ICA is contingent on them obtaining a waiver of this issue from Chevron.

The minerals are subject in some cases to rights of first refusal and to a requirement to give notice of any transfer to a prior owner or lessor.



ENVIRONMENTAL ISSUES

TOBORG FIELD, PECOS COUNTY, TEXAS

The property has significant volumes of oil and saltwater impacted surface soil located around tank batteries, water injuection pumps, lease roads and flow line rights-of-way; three unlined "emergency" pits in service on the Toborg, Tippett "E" and Tippett "C" tank batteries, and many of the injection wells have annulus open to the atmosphere. This property was sold effective December 1, 1999.

RACELAND FIELD, LAFOURCHE PARISH, LOUISIANA

Reserve pits with elevated levels of barium remain open in the wetlands at the three well locations. Wells are registered with the state for the elevated levels of NORM scale they produce.

SOUTHEAST VELMA SIMS / HUMPHREY UNITS, CARTER COUNTY, OKLAHOMA

The Velma Camp Deese Unit injection wells cause casing collapse problems with the adjacent Southeast Velma Sims and Humphrey's producing wells. The Velma Camp Deese Unit operated by Phoenix Petro Corp. overlies our Sims and Humphrey units. This could cause an adverse impact on the ground water resources.

SLEEPY HOLLOW FIELD, RED WILLOW COUNTY, NEBRASKA

The two waterflood units have approximately 100 temporarily abandoned wellbores which need to be plugged and abandoned. In addition, 60 well sites require some measure of surface restoration and two large unlined pits registered with the state remain open for emergency overflows.

STUART CITY FIELD, LASALLE COUNTY, TEXAS

Reportedly, while drilling through the Olmos formation, hydrogen sulfide was noted. The condition could have occurred from causing leaks in the Edwards producing wells in the area.

APACHE FEDERAL LEASE, RIO ARRIBA COUNTY, NEW MEXICO

Unlined produced water evaporated / percolation pits located adjacent to the production units at each well location remain in service and are void of protective bird netting. Some pits are located within the Expended Vulnerable Area which the BLM has informed us to close.

Reference is also hereby made to the environmental study by Hinds and Associates a copy of which is attached hereto.